EXHIBIT 99.1

FOR IMMEDIATE RELEASE

REV Group Announces Leadership Change Effective Immediately

Board Appoints Mark Skonieczny as Interim CEO as Rod Rushing Departs

Milwaukee, WI – January 30, 2023 - REV Group, Inc. (NYSE:REVG), a leading manufacturer of specialty vehicles announced today that Mark Skonieczny, CFO has been appointed Interim Chief Executive Officer, effective January 27, 2023. Rod Rushing has stepped down as President and Chief Executive Officer and as a member of the Board of Directors.

“On behalf of the Board of Directors, I want to thank Rod for his dedication and contributions to REV Group over the past three years,” stated Paul Bamatter, Chairman of REV Group’s Board of Directors. “During his tenure, Rod has played an important role in positioning REV Group for long-term success, while leading the company through a challenging period that included COVID-19, rapidly rising inflation, and supply chain disruptions. We wish him all the best.”

Mr. Skonieczny will join the REV Group Board of Directors effective immediately and remain Chief Financial Officer. Mr. Skonieczny will serve as Interim CEO until the role is permanently filled.

Prior to joining REV Group, Mr. Skonieczny held positions as Vice President and Corporate Controller of Adient PLC and spent 17 years at Johnson Controls in a variety of financial roles including Vice President of Corporate Development, Vice President of Finance, Global Aftermarket-Power Solutions, Vice President of Finance, Middle East, Latin America and NA Systems-Building Efficiency, and Assistant Corporate Controller.

“Mark has been a valuable member of the REV leadership team since joining the company in June 2020,” said Mr. Bamatter. “The Board is confident that his extensive experience, existing deep knowledge of the REV business, and operational experience will further enable REV to accelerate its transformation.”

Mr. Skonieczny added, “I appreciate the opportunity to serve as interim CEO and I’m committed to working closely with the Board and our strong management team to drive improved operational performance and financial results. We have many opportunities ahead and I look forward to engaging with the Company’s customers, employees, shareholders and other stakeholders throughout the coming weeks.”

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About REV Group, Inc.

REV Group companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services, which serve a diversified customer base, primarily in the United States, through three segments: Fire & Emergency, Commercial, and Recreation. They provide customized vehicle solutions for applications, including essential needs for public services (ambulances, fire apparatus, school buses, and transit buses), commercial infrastructure (terminal trucks and industrial sweepers), and consumer leisure (recreational vehicles). REV Group's diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of REV Group's brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

Investors:

Drew Konop
VP, Investor Relations & Corporate Development

+1.262.957.4594 (mobile)
investors@revgroup.com